EXHIBIT 99.1

March 14, 2018
Centrus Energy Corp. Reports Financial Results
for the Fourth Quarter and Full Year 2017

BETHESDA, Md. - Centrus Energy Corp. (NYSE American: LEU) today reported results for the fourth quarter 2017 and full year ended December 31, 2017.
2017 Summary:

•	Gross profit of $56.8 million on revenue of $218.4 million for full year

•	Net income of $12.2 million

•	Cash balance of $208.8 million at year’s end

•	Completed a private exchange for majority of PIK Notes, reducing long-term debt by more than half and extending maturity

•	Long-term LEU sales order book at $1.3 billion

•	Contract to advance U.S. uranium enrichment technology extended through September 2018

•	Memorandum of Understanding with leading advanced reactor company to develop next generation reactor fuel

“In 2017, Centrus completed several initiatives critical to our long-term success, including a restructuring of our balance sheet, improvements to our business operations, securing new fuel supply and sales contracts, and extending our contract to advance U.S. gas centrifuge technology for future energy and national security purposes,” said Daniel B. Poneman, Centrus president and chief executive officer.

“For the year, we met our guidance for revenue and year end cash, earned net income of $12.2 million, and met our internal milestones for the decontamination and decommissioning of our demonstration cascade on time and ahead of budget,” Poneman added. “As we look to the future, we are working to leverage our unique technical and advanced manufacturing capabilities to diversify our business through new services and partners, such as our recent agreement with X-energy to develop next-generation reactor fuel.”

Financial Results

Centrus reported a net income of $35.5 million, or $3.69 per common share (basic and diluted), in the fourth quarter of 2017, compared to a net loss of $8.2 million, or $0.90 per share (basic and diluted), in the fourth quarter of 2016. For the full year, the Company reported net income of $12.2 million, or $0.58 per share (basic and diluted), compared to net loss of $67.0 million, or $7.36 per share (basic and diluted), in 2016.

Favorable factors in 2017 include an $11.7 million increase in gross profit, including an increase in gains on the remeasurements of retirement plan obligations of $24.9 million, a $32.2 million decline in advanced technology license and decommissioning costs, a $14.4 million decline in interest expense, and a $33.6 million gain on the early extinguishment of debt. The Company also recorded $9.5 million in special charges in 2017.

Revenue and Cost of Sales

Revenue for the fourth quarter of 2017 was $116.9 million, a decrease of 14 percent compared to $136.5 million in the fourth quarter of 2016. Revenue for 2017 was $218.4 million, a decrease of 30 percent compared to $311.3 million in the prior year. Total revenue for 2017 was within guidance previously provided for 2017.

For the full year, revenue for the LEU segment totaled $195.4 million, a decline of $77.4 million, or 28 percent, in 2017 compared to 2016. The volume of SWU sales decreased 21 percent. The average price billed to customers for sales of SWU declined 4 percent, reflecting the particular contracts under which SWU were sold during the periods and the trend of lower SWU market prices in recent years. Revenue from the LEU segment for 2017 was within guidance provided throughout 2017 and reflects expected declines in SWU and uranium volumes delivered compared to 2016.

Revenue from the contract services segment was $23.0 million in 2017, a decline of $15.5 million, or 40 percent, compared to 2016 due to the reduced scope of contract work for American Centrifuge technology services in the current year and the timing of revenue recognition in the prior year. As a result of the contract signed with UT-Battelle in March 2016, revenue in 2016 included $30.4 million for work in 2016 as well as $8.1 million for March 2016 reports on work performed in the fourth quarter of 2015.

Cost of sales for the LEU segment declined $98.2 million, or 42 percent, in 2017 compared to 2016 primarily due to the changes in SWU sales volumes noted above and declines in the average cost of sales per SWU. Cost of sales is affected by sales volumes, unit costs of inventory, and direct charges to cost of sales including legacy costs related to former Gaseous Diffusion Plant (GDP) employees.

Retiree benefit costs for former GDP employees resulted in a reduction of cost of sales of $23.1 million in 2017 compared to an increase in cost of sales of $4.2 million in 2016. These results included the impacts of periodic remeasurements of pension and postretirement benefit obligations. In 2017, the net gain recognized for retiree benefit costs reflects favorable investment returns relative to the expected return assumption, changes in mortality and healthcare claim assumptions, and favorable claims experience, partially offset by declines in market interest rates and changes in retiree benefits. Excluding direct charges for the retiree benefit costs, the average cost of sales per SWU declined 5 percent, reflecting declines in the Company’s purchase costs per SWU in recent periods.

Cost of sales for the contract services segment declined $6.4 million, or 20 percent, in 2017 compared to 2016 due to the reduced scope of contract work.

Gross Profit

Centrus realized a gross profit of $56.8 million in 2017, an increase of $11.7 million compared to $45.1 million in 2016. The Company realized an increase in gross profit of $20.8 million for the LEU segment primarily due the net gain in 2017 related to retiree benefit costs and the decline in the average cost of sales per SWU, partially offset by the decline in sales volumes and the decline in the average SWU price billed to customers. Centrus realized a gross loss of $2.5 million for the contract services segment in 2017 compared to a gross profit of $6.6 million in 2016. Revenue for the contract services segment in 2016 included a billing for March 2016 reports on work performed in the fourth quarter of 2015.

Advanced Technology License and Decommissioning Costs

Advanced technology license and decommissioning costs consist of American Centrifuge expenses that are outside of our contracts with UT-Battelle, including ongoing costs to maintain the demobilized Piketon facility and the Company’s U.S. Nuclear Regulatory Commission licenses at that location. For 2017, costs declined $32.2 million, or 67 percent, compared to 2016. Costs in the prior year included demobilization costs of approximately $7.0 million incurred in early 2016 in preparation for the decontamination and decommissioning (D&D) of the Piketon facility. Charges in 2016 also included $19.0 million to increase the accrued D&D liability based on updated cost estimates that reflected changes in the approach and schedule. D&D costs commenced in the second quarter of 2016 and are charged against the D&D liability. Most of the D&D work was completed by December 31, 2017, and a credit of $5.9 million to advanced technology license and decommissioning costs was recognized in the fourth quarter of 2017 as a result of using primarily internal resources and less contractor support as well as efficiencies achieved. Centrus will continue to incur costs of approximately $20 million to maintain the demobilized Piketon facility until the facility is returned to the U.S. Department of Energy when the lease expires in June 2019.

SG&A and Special Charges

Selling, general and administrative (SG&A) expenses declined $3.1 million, or 7 percent, in 2017 compared to 2016, of which $2.3 million relates to the periodic remeasurements of pension benefit obligations. Remeasurements in 2017 resulted in a net gain of $0.7 million and remeasurements in 2016 resulted in a net loss of $1.6 million. The gain and loss are mainly attributable to (a) changes in market interest rates used to measure long-term pension obligations and (b) investment returns relative to expected return assumptions. In 2017, consulting costs declined $1.4 million compared to 2016 and compensation and benefit costs increased $0.7 million compared to 2016.

Special charges were $9.5 million for 2017 and included estimated employee termination benefits of $3.5 million, less $0.3 million for unvested employee departures. Special charges for estimated employee termination benefits were $0.4 million in 2016. Advisory costs related to the Company’s project to align its corporate structure to the scale of its ongoing business operations and to update related information technology were $6.3 million in 2017 and $1.0 million in 2016.

Cash Flow

Centrus ended 2017 with a consolidated cash balance of $208.8 million. During 2017, net cash used in operating activities was $25.1 million. American Centrifuge expenditures have been a use of cash, including the $37.6 million reduction in the D&D obligation. Sources of cash included $17.7 million resulting from the monetization of inventory offset by an increase in customer receivables.

2018 Outlook

Centrus anticipates SWU and uranium revenue in 2018 in a range of $150 million to $175 million, reflecting a decline in average sales prices compared to 2017 as more sales are made under contracts that reflect more recent market conditions. The Company anticipates total revenue in a range of $175 million to $200 million. Revenue continues to be most heavily weighted to the fourth quarter, and Centrus expects more than one-half of its annual revenue to be generated in the fourth quarter of 2018. The Company expects to end 2018 with a cash and cash equivalents balance in a range of $100 million to $125 million. The anticipated decrease in cash and cash equivalents in 2018 is driven by the expected timing of purchases under supply agreements and an increase in required cash contributions to the Company’s postretirement benefit plans.

Centrus’ financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from these expectations could cause differences between the Company’s guidance and its ultimate results. Among the factors that could affect its results are:

•	Additional short-term purchases or sales of SWU and uranium;

•	Timing of customer payments, orders, related deliveries, and purchases of LEU or components;

•	The outcome of legal proceedings and other contingencies;

•	Potential use of cash for strategic initiatives;

•	Actions taken by our customers, including actions that might affect our existing contracts, as a result of market, financial and other conditions impacting our customers and the industry; and

•	Additional costs for decontamination and decommissioning of the Company’s facility in Ohio.

Conference Call

Centrus Energy’s investor conference call to discuss the fourth quarter and full year 2017 results is scheduled for March 15, 2018, at 8:30 a.m. EDT. A live webcast of the conference call can be accessed through the Investor Relations section of the Company’s website at www.centrusenergy.com, and a recording of the call will be available on the site through March 29, 2018.

About Centrus Energy Corp.

Centrus Energy is a trusted supplier of nuclear fuel and services for the nuclear power industry. Centrus provides value to its utility customers through the reliability and diversity of its supply sources - helping them meet the growing need for clean, affordable, carbon-free electricity. Since 1998, the Company has provided its utility customers with more than 1,750 reactor years of fuel, which is equivalent to 7 billion tons of coal. With world-class technical and engineering capabilities, Centrus is also advancing the next generation of centrifuge technologies so that America can restore its domestic uranium enrichment capability in the future. Find out more at www.centrusenergy.com.

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Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include risks: related to our significant long-term liabilities, including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations; risks relating to our outstanding 8.0% paid-in-kind (“PIK”) toggle notes (the “8% PIK Toggle Notes”) maturing in September 2019, our 8.25% notes maturing in February 2027 and our Series B Senior Preferred Stock, including the potential termination of the guarantee by United States Enrichment Corporation of the 8% PIK Toggle Notes; risks related to the use of our net operating losses (“NOLs”) and net unrealized built-in losses (“NUBILs”) to offset future taxable income and the use of the Rights Agreement (as defined herein) to prevent an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended and our ability to generate taxable income to utilize all or a portion of the NOLs and NUBILs prior to the expiration thereof; risks related to the limited trading markets in our securities; risks related to our ability to maintain the listing of our Class A Common Stock on the NYSE American LLC; risks related to decisions made by our Class B stockholders regarding their investment in the Company based upon factors that are unrelated to the Company’s performance; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; the impact and potential extended duration of the current supply/demand imbalance in the market for low-enriched uranium (“LEU”); our dependence on others for deliveries of LEU including deliveries from the Russian government entity Joint Stock Company “TENEX” (“TENEX”) under a commercial supply agreement with TENEX (the “Russian Supply Agreement”); risks related to our ability to sell the LEU we procure pursuant to our purchase obligations under our supply agreements, including the Russian Supply Agreement; risks relating to our sales order book, including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions and lack of current production capability; risks related to financial difficulties experienced by customers, including possible bankruptcies, insolvencies or any other inability to pay for our products or services; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; risks related to the value of our intangible assets related to the sales order book and customer relationships; risks associated with our reliance on third-party suppliers to provide essential services to us; risks related to trade barriers and contract terms that limit our ability to deliver LEU to customers; risks related to actions that may be taken by the U.S. government, the Russian government or other governments that could affect our ability or the ability of our sources of supply to perform under their contract obligations to us, including the imposition of sanctions, restrictions or other requirements; the impact of government regulation including by the U.S. Department of Energy and the U.S. Nuclear Regulatory Commission; uncertainty regarding our ability to commercially deploy competitive enrichment technology; risks and uncertainties regarding funding for the American Centrifuge project and our ability to perform under our agreement with UT-Battelle, LLC, the management and operating contractor for Oak Ridge National Laboratory, for continued research and development of the American Centrifuge technology; the potential for further demobilization or termination of the American Centrifuge project; risks related to the current demobilization of portions of the American Centrifuge project, including risks that the schedule could be delayed and costs could be higher than expected; failures or security breaches of our information technology systems; potential strategic transactions, which could be difficult to implement, disrupt our business or change our business profile significantly; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of financial market conditions on our business, liquidity, prospects, pension assets and insurance facilities; revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017. We do not undertake to update our forward-looking statements except as required by law.

Contact
Investors: Don Hatcher (301) 564-3460
Media: Jeremy Derryberry (301) 564-3392

CENTRUS ENERGY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenue:
Separative work units	$113.2	$130.2	$195.4	$258.5
Uranium	—	—	—	14.3
Contract services	3.7	6.3	23.0	38.5
Total revenue	116.9	136.5	218.4	311.3
Cost of Sales:
Separative work units and uranium	59.3	103.6	136.1	234.3
Contract services	5.6	7.0	25.5	31.9
Total cost of sales	64.9	110.6	161.6	266.2
Gross profit	52.0	25.9	56.8	45.1
Advanced technology license and decommissioning costs	0.7	9.3	15.7	47.9
Selling, general and administrative	10.0	11.6	43.1	46.2
Amortization of intangible assets	4.9	4.9	10.6	12.5
Special charges for workforce reductions and advisory costs	2.4	0.2	9.5	1.4
Gains on sales of assets	(2.3)	(0.2)	(4.6)	(1.2)
Operating income (loss)	36.3	0.1	(17.5)	(61.7)
(Gain) on early extinguishment of debt and debt restructuring costs	—	3.7	(33.6)	(13.0)
Interest expense	1.0	4.9	5.3	19.7
Investment income	(0.3)	(0.3)	(1.3)	(0.8)
Income (loss) before income taxes	35.6	(8.2)	12.1	(67.6)
Income tax provision (benefit)	0.1	—	(0.1)	(0.6)
Net income (loss)	$35.5	$(8.2)	$12.2	$(67.0)
Preferred stock dividends - undeclared and cumulative	1.9	—	6.9	—
Net income (loss) allocable to common stockholders	$33.6	$(8.2)	$5.3	$(67.0)

Net income (loss) per common share - basic and diluted	$3.69	$(0.90)	$0.58	$(7.36)
Average number of common shares outstanding - basic and diluted	9.1	9.1	9.1	9.1

CENTRUS ENERGY CORP.
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except share and per share data)

	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$208.8	$260.7
Accounts receivable, net	60.2	19.9
Inventories	153.1	177.4
Deferred costs associated with deferred revenue	122.3	89.3
Other current assets	22.5	13.3
Total current assets	566.9	560.6
Property, plant and equipment, net	4.9	6.0
Deposits for surety bonds	19.7	29.5
Intangible assets, net	82.7	93.3
Other long-term assets	1.1	24.1
Total assets	$675.3	$713.5

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$53.3	$46.4
Payables under SWU purchase agreements	79.4	59.6
Inventories owed to customers and suppliers	77.9	57.5
Deferred revenue and advances from customers	191.8	123.6
Decontamination and decommissioning obligations	1.0	38.6
Total current liabilities	403.4	325.7
Long-term debt	157.5	234.1
Postretirement health and life benefit obligations	154.2	171.3
Pension benefit liabilities	161.6	179.9
Other long-term liabilities	17.5	38.6
Total liabilities	894.2	949.6
Commitments and contingencies
Stockholders’ deficit
Preferred stock, par value $1.00 per share, 20,000,000 shares authorized
Series A Participating Cumulative Preferred Stock, none issued	—	—
Series B Senior Preferred Stock, 7.5% cumulative, 104,574 shares issued and outstanding and an aggregate liquidation preference of $111.5 million as of December 31, 2017	4.6	—
Class A Common Stock, par value $0.10 per share, 70,000,000 shares authorized, 7,632,669 and 7,563,600 shares issued and outstanding as of December 31, 2017 and December 31, 2016	0.8	0.8
Class B Common Stock, par value $0.10 per share, 30,000,000 shares authorized, 1,406,082 and 1,436,400 shares issued and outstanding as of December 31, 2017 and December 31, 2016	0.1	0.1
Excess of capital over par value	60.0	59.5
Accumulated deficit	(284.5)	(296.7)
Accumulated other comprehensive income, net of tax	0.1	0.2
Total stockholders’ deficit	(218.9)	(236.1)
Total liabilities and stockholders’ deficit	$675.3	$713.5

CENTRUS ENERGY CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Year Ended December 31,
	2017	2016
Operating Activities
Net income (loss)	$12.2	$(67.0)
Adjustments to reconcile net income (loss) to cash (used in) provided by operating activities:
Depreciation and amortization	12.0	13.1
Immediate recognition of retirement benefit plans (gains) losses, net	(25.8)	1.4
PIK interest on paid-in-kind toggle notes	2.9	9.7
Gain on early extinguishment of debt	(33.6)	(16.7)
Gain on sales of assets	(4.6)	(1.2)
Inventory valuation adjustments	—	3.0
Changes in operating assets and liabilities:
Accounts receivable	(17.6)	6.5
Inventories, net	44.7	89.5
Payables under SWU purchase agreements	19.8	(25.8)
Deferred revenue, net of deferred costs	15.9	13.4
Accounts payable and other liabilities	(43.8)	10.4
Other, net	(7.2)	1.4
Cash (used in) provided by operating activities	(25.1)	37.7

Investing Activities
Capital expenditures	(0.5)	(3.0)
Proceeds from sales of assets	4.7	1.5
Deposits for surety bonds - net decrease	—	0.3
Cash provided by (used in) investing activities	4.2	(1.2)

Financing Activities
Payment of interest classified as debt	(3.4)	—
Repurchase of debt	(27.6)	(9.8)
Cash used in financing activities	(31.0)	(9.8)

(Decrease) increase in cash and cash equivalents	(51.9)	26.7
Cash and cash equivalents at beginning of period	260.7	234.0
Cash and cash equivalents at end of period	$208.8	$260.7

Supplemental cash flow information:
Interest paid in cash	$4.2	$6.5

Non-cash activities:
Exchange of debt for Series B preferred stock	$4.6	$—
Conversion of interest payable-in-kind to long-term debt	$0.4	$3.4